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                                                                    EXHIBIT 3.62

                          CERTIFICATE OF INCORPORATION
                                       of
                              TSI GREAT NECK, INC.

                Under Section 402 of the Business Corporation Law

                  The undersigned, a natural person over the age of eighteen years, for the purpose of forming a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, does hereby certify that:

                  FIRST: The name of the Corporation is TSI GREAT NECK, INC.

                  SECOND: The purposes for which the Corporation is formed are to do any and all of the things hereinafter set forth, as principal and as agent, alone and in association with others, to the same extent as natural persons might or could do in any part of the world, namely:

                  (a) To construct, erect, build, purchase, sell, rent, hire, lease or otherwise acquire or dispose of racquets, squash racquets, racquet ball, squash tennis, physical exercise and fitness facilities; to own, manage, operate and maintain such facilities and to provide the same for the use and benefit of the public generally; to use such facilities for any other purposes compatible therewith; to provide locker rooms, showers and other conveniences in connection therewith; to plan, promote, organize and conduct public exhibitions of racquets, squash racquets, racquet ball, squash tennis and physical exercise and fitness training; to give instructions to members of the public in racquets, squash racquets, racquet ball, squash tennis, physical exercise and fitness training; to purchase, manufacture, lease, deal in and sell general sporting goods, apparel, equipment and supplies; and to acquire, sell, mortgage, lease or otherwise acquire or dispose of all real or personal property necessary or convenient to any of such purposes;

                  (b) To acquire, purchase, own, hold, operate, develop, lease, borrow, lend, mortgage, pledge, exchange, sell, transfer or otherwise dispose of and to invest, trade or deal in, other real and personal property of every kind and description and any interests therein necessary or incidental to the purposes of the Corporation;

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                  (c) To make, enter into and perform all agreements or
                  contracts necessary or incidental to the advancement of the purposes of the Corporation, and to do and transact all acts, business and things to accomplish or further any of the objects, powers or purposes of the Corporation incident to or in anywise connected therewith;

                  (d) To engage in any similar business which may be conducted by a corporation as permitted by Section 201 of the Business Corporation Law; and

                  (e) To have, in furtherance of the purposes of the Corporation, all of the powers conferred upon corporations organized under the Business Corporation Law, subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

                  The foregoing purposes shall be deemed to be objects and powers of the Corporation as well as its purposes and shall be deemed independent, each of the other, and no purpose, object or power is intended to limit or restrict any other purpose, object or power.

                  THIRD: The office of the Corporation in the State of New York is to be located in the City of New York, County of New York.

                  FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Thousand (200,000) shares of common stock, par value $0.10 per share.

                  FIFTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

                       TSI GREAT NECK, INC.
                       c/o Fox & Horan
                       One Broadway
                       New York, New York 10004
                       Attn:  Michael F. Johnston, Esq.

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                  SIXTH: The Corporation shall be authorized to indemnify any and all of its directors, officers, employees and agents, and any other person or persons, to the fullest extent permitted under the Business Corporation Law of the State of New York.

                  SEVENTH: The personal liability of any and all of the directors of the Corporation to the Corporation or to its shareholders for damages with respect to any breach of duty as a director shall be eliminated or limited to the fullest extent permitted under the Business Corporation Law, provided that the personal liability of any director shall not be eliminated or limited if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the Business Corporation Law.

                  EIGHTH: The by-laws of the Corporation may be amended at any meeting of shareholders by vote of the shareholders holding a majority of all of the outstanding stock entitled to vote, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting. The board of directors of the Corporation may from time to time by the vote of a majority of the directors then in office make, adopt, amend, supplement or repeal by-laws (including by-laws adopted by the shareholders of the Corporation), but the shareholders of the Corporation may from time to time specify provisions of the by-laws that may not be amended or repealed by the board of directors of the Corporation.

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                  IN WITNESS WHEREOF, the undersigned has executed and
acknowledged this Certificate of Incorporation this 9th day of June, 1989.

                                        /s/ A. Alimanestianu
                                        ----------------------------------------
                                        Alexander A. Alimanestianu, Incorporator
                                        One Broadway
                                        New York, New York 10004

STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF NEW YORK )

                  On this 9th day of June, 1989, before me personally came Alexander A. Alimanestianu, to me known and known to me to be the person described in and who executed the foregoing Certificate of Incorporation, and acknowledged to me that he executed the same.

                                        /s/ Marion L. Palser
                                        --------------------
                                            Notary Public